Exhibit 99

VF Reports First Quarter 2017 Results; Updates 2017 Outlook

  First quarter revenue from continuing operations decreased 2 percent to $2.6 billion (down 1 percent currency neutral);
  Gross margin from continuing operations improved 150 basis points (up 190 basis points currency neutral) to 50.2 percent;
  Outdoor & Action Sports revenue increased 2 percent (up 4 percent currency neutral); The North Face® brand revenue increased 6 percent (up 8 percent currency neutral) and Vans® brand revenue increased 5 percent (up 7 percent currency neutral);
  International revenue increased 2 percent (up 5 percent currency neutral), including 5 percent growth (10 percent currency neutral) in China;
  Direct-to-consumer revenue increased 6 percent (up 7 percent currency neutral) with digital revenue up 25 percent (up 26 percent currency neutral); and,
  EPS from continuing operations decreased 8 percent (down 3 percent currency neutral) to 52 cents; EPS growth was negatively impacted by 8 percentage points due to lower discrete tax benefits in the first quarter of 2017, compared with 2016.

GREENSBORO, N.C.--(BUSINESS WIRE)--April 28, 2017--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended April 1, 2017. All per share amounts are presented on a diluted basis. This release refers to “reported” and “currency neutral” amounts, terms that are described under the heading “Currency Neutral – Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “currency neutral” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations – Licensing Business and Contemporary Brands.” Unless otherwise noted, results presented are based on continuing operations.

“VF’s first quarter results were right in line with our expectations. The company’s largest brands and international and direct-to-consumer platforms performed well, delivering solid results against a retail backdrop that continues to experience significant dislocation,” said Steve Rendle, President and Chief Executive Officer. “Our diversified value-creation model and our focus on becoming a more agile and consumer-centric organization position us to accelerate growth through 2017 and execute against our recently announced 2021 strategic growth plan.”

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items, and provide management’s view of why this information is useful to investors.

Discontinued Operations – Licensing Business and Contemporary Brands

On April 4, 2017, the company announced it had reached an agreement to sell its Licensed Sports Group (“LSG”) business, including the Majestic® brand, to Fanatics, Inc., subject to customary closing conditions. The company expects to complete the sale of its LSG business in the second quarter of 2017. In conjunction with the LSG divestiture, VF executed its plan to entirely exit the licensing business, which comprises the LSG and JanSport® brand collegiate businesses (together, the “Licensing Business”). Accordingly, the company classified the assets and liabilities of these businesses as held for sale and included the results of these businesses in discontinued operations for all periods presented.

On August 26, 2016, the company completed the sale of its Contemporary Brands businesses, which included the 7 For All Mankind®, Splendid® and Ella Moss® brands. Accordingly, the company has classified the assets and liabilities of the Contemporary Brands businesses as held for sale as of March 2016 and included the results of those businesses in discontinued operations for all periods presented.

The company’s net loss from discontinued operations was $5.5 million in the first quarter of 2017, which includes the estimated loss on the sale of the Licensing Business, net of the associated tax impact triggered by the disposition, and the after-tax operating results of the Licensing Business during the quarter, including restructuring and other charges related to the decision to discontinue the business.

Income Statement Review

  Revenue declined 2 percent to $2.6 billion (down 1 percent currency neutral), however, our key growth drivers, including our international and direct-to-consumer platforms, and our Outdoor & Action Sports coalition delivered stronger results during the quarter.
  Gross margin improved 150 basis points to 50.2 percent on a reported basis, as benefits from pricing, lower product costs and a mix-shift toward higher margin businesses were partially offset by changes in foreign currency. Changes in foreign currency negatively affected reported gross margin by 40 basis points during the quarter.
  Operating income on a reported basis was down 7 percent to $291 million compared to the same period of 2016. Changes in foreign currency negatively affected operating profit growth by 5 percentage points during the quarter. Operating margin on a reported basis decreased 50 basis points to 11.3 percent. Changes in foreign currency negatively affected reported operating margin by about 40 basis points in the quarter.
  Earnings per share on a reported basis was down 8 percent to $0.52 compared to $0.56 during the same period last year. Excluding the impact of changes in foreign currency, first quarter earnings per share was down 3 percent. Changes in discrete tax benefits negatively affected earnings per share growth by 8 percentage points during the first quarter.

Balance Sheet and Cash Flow Highlights

Inventories were up 2 percent compared with the same period of 2016. During the first quarter, the company purchased 8.2 million of its shares for $438 million at an average price of approximately $53 per share under the company’s share repurchase program authorized by VF’s Board of Directors in 2013. In March 2017, VF’s Board of Directors approved a program that authorizes up to $5 billion of share repurchases.

2017 Outlook

The following outlook is presented on a continuing operations basis and has been updated to exclude the Licensing Business, which has been presented as discontinued operations for fiscal years 2016 and 2017.

  Revenue is expected to increase at a low single-digit percentage rate including about a 2 percentage point negative impact from changes in foreign currency.
  Gross margin is expected to reach 49.6 percent, a 20 basis point increase over 2016 gross margin, and includes about a 70 basis point negative impact from changes in foreign currency.
  Operating margin is expected to approximate 14 percent, consistent with the 2016 adjusted operating margin, including about a 60 basis point negative impact from changes in foreign currency.
  Earnings per share is expected to be down at a low single-digit percentage rate compared to 2016 adjusted EPS of $2.98 (up at a mid-single-digit percentage rate on a currency neutral basis).
  Other full year assumptions include an effective tax rate in the low 20 percent range and cash flow from operations of about $1.45 billion.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.42 per share, payable on June 19, 2017 to shareholders of record on June 9, 2017.

Webcast Information

VF will host its 2017 first quarter conference call beginning at approximately 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March		%	Year Ended December
	2017	2016	Change	2016 (a)

Net sales	$2,555,693	$2,606,982	(2%)	$11,338,479
Royalty income	25,984	27,435	(5%)	110,103

Total revenues	2,581,677	2,634,417	(2%)	11,448,582

Costs and operating expenses
Cost of goods sold	1,286,685	1,350,700	(5%)	5,820,246
Selling, general and administrative expenses	1,003,518	971,920	3%	4,143,823
Impairment	-	-	*	79,644
Total costs and operating expenses	2,290,203	2,322,620	(1%)	10,043,713

Operating income	291,474	311,797	(7%)	1,404,869

Interest, net	(20,188)	(20,020)	1%	(85,546)
Other (expense) income, net	(67)	1,292	(105%)	2,001

Income from continuing operations before income taxes	271,219	293,069	(7%)	1,321,324

Income taxes	56,540	51,134	11%	204,588

Income from continuing operations	214,679	241,935	(11%)	1,116,736
Income (loss) from discontinued operations, net of tax	(5,516)	18,334	*	(42,630)
Net income	$209,163	$260,269	(20%)	$1,074,106

Earnings per common share - Basic(b)
Continuing operations	$0.52	$0.57	(9%)	$2.68
Discontinued operations	(0.01)	0.04	*	(0.10)
Total earnings per common share - Basic	$0.51	$0.62	(18%)	$2.58

Earnings per common share - Diluted(b)
Continuing operations	$0.52	$0.56	(8%)	$2.65
Discontinued operations	(0.01)	0.04	*	(0.10)
Total earnings per common share - Diluted	$0.50	$0.61	(18%)	$2.54

Weighted average shares outstanding
Basic	411,990	421,748		416,103
Diluted	415,960	429,133		422,081

Cash dividends per common share	$0.42	$0.37	14%	$1.53

* Calculation not meaningful

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended March 2017, December 2016 and March 2016 relate to the 13-week fiscal period ended April 1, 2017, the 52-week fiscal period ended December 31, 2016 and the 13-week fiscal period ended April 2, 2016.
(a) The 2016 Condensed Consolidated Statement of Income reflects discontinued operations of the Licensing Business and Contemporary Brands businesses.
(b)Amounts have been calculated using unrounded numbers.

VF CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March	December	March
	2017	2016	2016

ASSETS
Current assets
Cash and equivalents	$604,444	$1,227,862	$585,365
Accounts receivable, net	1,253,423	1,161,393	1,222,162
Inventories	1,645,484	1,471,300	1,613,756
Other current assets	352,628	296,698	323,817
Current assets of discontinued operations	235,066	135,845	227,774
Total current assets	4,091,045	4,293,098	3,972,874

Property, plant and equipment	914,244	926,010	930,145
Intangible assets	1,814,098	1,797,271	1,957,965
Goodwill	1,715,121	1,708,323	1,775,458
Other assets	690,774	929,190	894,019
Other assets of discontinued operations	-	85,395	301,802
Total assets	$9,225,282	$9,739,287	$9,832,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$288,677	$26,029	$1,137,205
Current portion of long-term debt	253,736	253,689	3,489
Accounts payable	438,300	642,970	408,156
Accrued liabilities	833,825	827,507	950,312
Current liabilities of discontinued operations	21,321	35,205	30,305
Total current liabilities	1,835,859	1,785,400	2,529,467

Long-term debt	2,051,482	2,039,180	1,401,233
Other liabilities	956,789	977,076	1,000,253
Other liabilities of discontinued operations(a)	-	(3,290)	7,364
Total liabilities	4,844,130	4,798,366	4,938,317

Stockholders' equity	4,381,152	4,940,921	4,893,946
Total liabilities and stockholders' equity	$9,225,282	$9,739,287	$9,832,263

(a) This line contains deferred income tax balances that reflect VF's consolidated netting by jurisdiction.

VF CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended March
	2017	2016 (a)

Operating activities
Net income	$209,163	$260,269
Depreciation and amortization	66,438	68,030
Other adjustments	(485,763)	(473,867)
Cash used by operating activities	(210,162)	(145,568)

Investing activities
Capital expenditures	(40,856)	(36,336)
Software purchases	(20,657)	(6,335)
Other, net	(6,824)	(587)
Cash used by investing activities	(68,337)	(43,258)

Financing activities
Net increase in short-term borrowings	262,156	685,985
Payments on long-term debt	(904)	(10,695)
Purchases of treasury stock	(438,297)	(713,767)
Cash dividends paid	(172,713)	(155,584)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	3,283	4,102
Cash used by financing activities	(346,475)	(189,959)

Effect of foreign currency rate changes on cash and equivalents	2,228	19,033

Net change in cash, cash equivalents and restricted cash	(622,746)	(359,752)

Cash, cash equivalents and restricted cash - beginning of year (b)	1,231,026	946,396

Cash, cash equivalents and restricted cash - end of period (b)	$608,280	$586,644

(a) Reflects the impact of adopting the new accounting guidance on presentation of restricted cash and restricted cash equivalents as of the beginning of the first quarter of 2017, which resulted in an insignificant reclassification of cash flows used by operating activities in the Condensed Consolidated Statement of Cash Flows for the three months ended March 2016.

(b) The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statements of Cash Flows. The cash amounts presented above differ from the Condensed Consolidated Balance Sheets due to cash included in the "Current assets of discontinued operations" and the adoption of new accounting guidance as discussed in (a) above.

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(Unaudited)
(In thousands)

				% Change
	Three Months Ended March		%	Currency
	2017	2016	Change	Neutral*

Coalition revenues
Outdoor & Action Sports	$1,678,810	$1,639,085	2%	4%
Jeanswear	647,442	710,590	(9%)	(8%)
Imagewear	134,966	141,811	(5%)	(5%)
Sportswear	98,317	118,397	(17%)	(17%)
Other	22,142	24,534	(10%)	(10%)

Total coalition revenues	$2,581,677	$2,634,417	(2%)	(1%)

Coalition profit
Outdoor & Action Sports	$230,944	$228,110	1%	7%
Jeanswear	118,019	137,294	(14%)	(14%)
Imagewear	24,400	26,139	(7%)	(4%)
Sportswear	(1,069)	4,776	(122%)	(122%)
Other	(2,195)	(2,608)	(16%)	(16%)

Total coalition profit	370,099	393,711	(6%)	(2%)

Corporate and other expenses	(78,692)	(80,622)	(2%)	(2%)
Interest, net	(20,188)	(20,020)	1%	1%

Income from continuing operations before income taxes	$271,219	$293,069	(7%)	(3%)

*Refer to currency neutral definition on the following pages.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Currency Neutral Basis
(Unaudited)
(In thousands)

	Three Months Ended March 2017

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$1,678,810	$22,949	$1,701,759
Jeanswear	647,442	6,774	654,216
Imagewear	134,966	(275)	134,691
Sportswear	98,317	-	98,317
Other	22,142	-	22,142

Total coalition revenues	$2,581,677	$29,448	$2,611,125

Coalition profit
Outdoor & Action Sports	$230,944	$14,024	$244,968
Jeanswear	118,019	(513)	117,506
Imagewear	24,400	731	25,131
Sportswear	(1,069)	-	(1,069)
Other	(2,195)	-	(2,195)

Total coalition profit	370,099	14,242	384,341

Corporate and other expenses	(78,692)	(370)	(79,062)
Interest, net	(20,188)	-	(20,188)

Income from continuing operations before income taxes	$271,219	$13,872	$285,091
Diluted earnings per share growth	(8%)	5%	(3%)

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes the incremental current year impact of foreign currency exchange. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
GAAP Continuing Operations EPS to Non-GAAP Continuing Operations EPS
(Unaudited)
(In thousands)

	Twelve Months Ended December	Three Months Ended March
	2016	2017

Diluted earnings per share from continuing operations, as reported under GAAP	$2.65	$0.52

Adjusted amounts (a)	$0.33	$0.00

Diluted earnings per share from continuing operations - adjusted	$2.98	$0.52

Contribution from Licensing Business (b)	$0.13	$0.03

Adjusted diluted earnings per share from continuing operations including contribution from Licensing Business	$3.11	$0.55

	Twelve Months Ended December	2017 Full Year Outlook
	2016	Low	High

Diluted earnings per share from continuing operations, as reported under GAAP	$2.65

Adjusted amounts (a)	$0.33

Diluted earnings per share from continuing operations - adjusted	$2.98	$2.89	$2.94
% growth		(3%)	(1%)
% growth currency neutral (c)		4%	6%

Contribution from Licensing Business (b)	$0.13	$0.12	$0.13

Adjusted diluted earnings per share from continuing operations including contribution from Licensing Business	$3.11	$3.01	$3.07
% growth		(3%)	(1%)
% growth currency neutral (c)		4%	6%

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which is described below in (a) and (b). Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

(a) Adjusted amounts in 2016 represent restructuring charges of $58.1 million (net of $14.4 million tax), goodwill and intangible asset impairment charges of $79.6 million (net of $15.5 million tax) and a pension settlement charge of $50.9 million (net of $19.5 million tax). The EPS impact was calculated using 422,081,000 weighted average common shares. Excluding these charges, adjusted operating income from continuing operations in 2016 was $1.6 billion. Adjusted operating margin from continuing operations in 2016 was 14%.

(b) In the first quarter of 2017, the Licensing Business met the criteria for discontinued operations reporting and VF recognized the resulting impairment and restructuring charges. These adjusted amounts represent the results of our Licensing Business as if the business was not reported as discontinued operations and excludes the charges recognized. The per share amounts for 2016 and the first quarter of 2017 were calculated using weighted average common shares of 422,081,000 and 415,960,000, respectively. Following is the reconciliation of diluted earnings per share from discontinued operations to the adjusted amounts:

	Twelve Months Ended	Three Months Ended
	December 2016	March 2017
Diluted loss per share from discontinued operations, as reported under GAAP	$(0.10)	$(0.01)
Diluted loss per share related to discontinued operations of Contemporary Brands in 2016	0.23	-
Diluted per share impact of charges resulting from meeting the discontinued operations criteria in 2017	-	0.04
Diluted per share contribution from Licensing Business reported in discontinued operations	$0.13	$0.03

(c) Refer to currency neutral definition on previous pages.

VF CORPORATION
Supplemental Financial Information
Top 5 Brand Revenue Information
(Unaudited)

	Three Months Ended March 2017
	Americas	EMEA	APAC	Global
Top 5 Brand Revenue Growth

Vans®
% change	5%	(2%)	19%	5%
% change currency neutral	6%	1%	21%	7%

The North Face®
% change	4%	15%	(4%)	6%
% change currency neutral	4%	19%	(1%)	8%

Timberland®
% change	(7%)	(2%)	(5%)	(5%)
% change currency neutral	(7%)	0%	(5%)	(4%)

Wrangler®
% change	(11%)	(3%)	(3%)	(10%)
% change currency neutral	(11%)	(1%)	(3%)	(9%)

Lee®
% change	(11%)	0%	(4%)	(7%)
% change currency neutral	(11%)	3%	1%	(6%)

Refer to currency neutral definition on previous pages.

VF CORPORATION
Supplemental Financial Information
Geographic and Channel Revenue Information
(Unaudited)

	Three Months Ended March 2017
		% Change
Geographic Revenue Growth	%	Currency
	Change	Neutral

U.S.	(5%)	(5%)

EMEA	2%	5%
APAC	2%	4%
China	5%	10%
Americas (non-U.S.)	6%	8%

International	2%	5%

	Three Months Ended March 2017
		% Change
Channel Revenue Growth	%	Currency
	Change	Neutral

Wholesale	(5%)	(4%)
Direct-to-Consumer	6%	7%

	As of March
DTC Store Count
	2016	2017

Total	1,431	1,511

Refer to currency neutral definition on previous pages.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
VP, Investor Relations and Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications